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                                    July 14, 1998


Mail-Well, Inc.
23 Inverness Way, Suite 160
Englewood, Colorado 80112


Ladies and Gentlemen:

      You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about July 16, 1998, with respect to the offer and sale of 5,366,068 shares of common stock, $0.01 par value, issued by the Company in connection with the acquisition of Color-Art, Inc., Accu-Color, Inc., Clarke Printing Co., United Lithograph, Inc., Industrial Printing Co., IPC Graphics Inc., and French Bray Printing Co. (each an "Acquired Company") pursuant to those certain Acquisition Agreements and Plans of Merger between the Company, each Acquired Company, and certain former shareholders of each Acquired Company, as described in the Registration Statement.

      We have reviewed such corporate documents and have made such investigation of Colorado law as we have deemed necessary under the circumstances. Based on that review and investigation, it is our opinion that the shares referred to above have been duly authorized and issued, and are fully paid and nonassessable.

      We consent to the use by the Company, in the Company's Form S-3 Registration Statement to be filed on or about July 16, 1998, of our name and the statement with respect to our firm under the heading of "Legal Matters" in the Registration Statement.

                        Sincerely yours,

                        ROTHGERBER JOHNSON & LYONS LLP